Exhibit 10.20

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

19th March 2024

BY EMAIL

Mr Leonardo Montesi / Mrs Ralouka Yabroudi Montesi

Email: [***]

Mr Charles Ratelband

Email: [***]

Mr Per Regnarsson

Email: [***]

Dear Sirs

GreenRock Corp. – Acquisition of TEP Renewables Limited

We refer to the Share Purchase Agreement between Mr Leonardo Montesi, Mrs Ralouka Yabroudi Montesi and GreenRock Corp. dated 2 November 2023, as amended by an amendment agreement dated 23 January 2024 (the “SPA”). Capitalised terms used in this letter have the same meaning as given in the SPA unless otherwise defined.

This letter reaffirms the intention of the parties to the SPA to complete the sale and purchase of the entire issued share capital of TEP Renewables Limited by GreenRock Corp under revised terms and conditions.

This letter hereby sets forth the basis upon which Mr Charles Ratelband, GreenRock Corp. and Mr & Mrs Montesi (the “Parties”) intend to proceed in order to complete the sale and purchase of the entire issued share capital of TEP Renewables Limited to GreenRock Corp.

1.	Mr Charles Ratelband undertakes to transfer the sum of EUR 500,000 to Accretion Energies Ltd for the account of GreenRock Corp.

2.	Upon and subject to receipt of the sum of EUR 500,000 but not later than 22 March 2024, Accretion Energies Ltd undertakes to transfer the same sum to TEP Renewables Limited on behalf of GreenRock Corp. as a payment pursuant to clause 3.2 of the First Amendment to the Intercompany Loan Agreement dated 23rd January 2024.

3.	Upon receipt by TEP Renewables Ltd of the sum under point 2 above, Mr & Mrs Montesi will grant an extension of the Longstop Date of the SPA until 5 p.m. on 30 April 2024.

4.	It is further agreed that the Payment of Base Consideration will be amended such that:

a.	USD 5,000,000 shall be paid in freely available cash on 30 April 2024;

b.	USD 5,000,000 shall be paid subject to completion of the GreenRock Transaction and GreenRock Pubco having been admitted to trading on the Nasdaq Capital Market and such payment shall be guaranteed by a bank guarantee issued by a first class bank and delivered to the Sellers on the 30 April 2024;

c.	five additional payments of USD 6,000,000 shall be due on five successive six month intervals thereafter, namely on 31 December 2024, 30 June 2025, 31 December 2025, 30 June 2026, and 31 December 2026 and the payment obligations of the Purchaser will be secured pursuant to Clause 3.2 (C) of the Sale and Purchase Agreement.

5.	It is understood that:

(a)	This mutual promise to revive and amend the SPA will become null and void if TEP Renewables Ltd will not receive the payment of EUR 500,000 on or before the date of 22 March 2024;

(b)	Longstop Date of the Sale and Purchase Agreement will not be further extended if the Purchaser will not pay US$ 5,000,000 on the date of 30 April 2024.

(c)	The Sellers will deliver the shares of TEP Renewables Ltd provided the Purchaser:(i) will pay the sum of US$ 5,000,000 on the date of 30 April 2024; and (ii) will deliver on the date of 30 April 2024 a bank guarantee for the amount of US$ 5,000,000 and valid until 30 June 2024.

6.	The Purchaser acknowledges that the Sellers are in discussions with an investor with a view to obtaining approximately EUR 2,000,000 in new loan capital for TEP Renewables Limited, with an option to convert such loan into equity in the Company. The Sellers shall keep the Purchaser fully informed of these discussions, in order that the Parties may discuss in good faith the accommodation of any such investment, including the possible consequential amendment of the Consideration payments in paragraph 3 above in return for certain shares in GreenRock Pubco, and the possible assignment of certain rights of the Sellers under the SPA to such third party investor.

By executing this letter agreement the Parties agree to work in good faith towards the drafting and execution of fully binding legal agreements to incorporate these terms, and such other terms and modifications as may be desirable or necessary to achieve the intentions set forth herein.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Signed by:

Leonardo Montesi
/s/ Leonardo Montesi

Ralouka Montesi
/s/ Ralouka Montesi

Charles Ratelband, in his personal capacity and as a director of GreenRock Corp.
/s/ Charles Ratelband

Per Regnarsson, for and on behalf of GreenRock Corp.
/s/ Per Regnarsson

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